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                                                                   EXHIBIT 10.29

                     Executive Officer Compensation Summary

      Boston Life Sciences, Inc.'s (the "Company's") executive officers consist of: (i) Peter G. Savas, Chairman and Chief Executive Officer; (ii) Mark J. Pykett, President and Chief Operating Officer; and (iii) Kenneth L. Rice, Jr., Executive Vice President, Finance and Administration, Chief Financial Officer and Secretary.

      The Company's compensation program for its executive officers consists of four parts: base salary, annual bonus, stock options and additional benefits. The Company's overall recruitment and compensation philosophy is a very important consideration in the maintenance of this program. The Company seeks to hire individuals possessing excellent professional skills, coupled with demonstrated track records, who can be expected to help achieve the Company's goal of moving from a development-stage company to a broad-based, diversified, revenue-generating biotechnology company.

      The Compensation Committee of the Board of Directors (the "Committee") seeks to establish base salaries for each position and level of responsibility at a competitive level, sufficient to recruit and retain individuals possessing the skills and experience necessary to achieve the Company's goals and objectives over the long term. Base salary levels are generally established with the input of various industry-related surveys and special studies as well as by monitoring developments in the biotechnology industry. Annual cash bonuses and/or incentive payments may be awarded to executive officers and the Company expects to pay such amounts based on both an evaluation of the performance of each executive officer for the year as a whole, as well as the establishment of performance incentives for the following year dependent upon the realization of specific corporate objectives. Options under the Company's stock option plans are granted to all executive officers as incentive to contribute significantly to the growth and successful operation of the Company. The specific determination of the number of options to be granted, however, is not based upon any specific criteria, although the Committee does reference industry data in assessing the reasonableness of all awards.

      On March 31, 2006, the Company entered into employment agreements with each of Messrs. Savas, Pykett and Rice effective January 1, 2006 as follows:

      Mr. Savas. On September 8, 2004, Mr. Savas joined the Company as Chairman and Chief Executive Officer. Mr. Savas' employment agreement is effective for a term of one year, provides for a base salary of $400,000 per year plus other benefits and includes confidentiality and non-competition provisions. The Committee approved a bonus of $100,000 for 2005. Subject to certain contingencies, Mr. Savas is entitled to a one-year severance allowance in the event that he is terminated in certain circumstances. The Agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration. In addition, on January 10, 2006, Mr. Savas was granted an option to purchase 350,000 shares of the Company's common stock at an exercise price of $2.50 per share, vesting monthly as to 1/96th of the shares granted thereunder, subject to accelerated vesting if certain performance goals are achieved. In addition, on March 11, 2005, Mr. Savas was granted an option to purchase 200,000 shares of the Company's common stock at an exercise price of $2.31 per share, of which 33% immediately vested and the remaining 67% will vest in equal monthly installments over three years.

      Mr. Pykett. On November 1, 2004, Mr. Pykett joined the Company as Executive Vice President and Chief Operating Officer and on February 3, 2005 was appointed President and remained Chief Operating Officer. Mr. Pykett's employment agreement is effective for a term of one year, provides for a base salary of $300,000 per year plus other benefits and includes confidentiality and non-competition provisions. The Committee approved a bonus of $68,750 for 2005. Subject to certain contingencies, Mr. Pykett will be entitled to a nine-month severance allowance in the event that he is terminated in certain circumstances. The Agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration. In addition, on January 10,

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2006, Mr. Pykett was granted an option to purchase 225,000 shares of the
Company's common stock at an exercise price of $2.50 per share, vesting monthly as to 1/96th of the shares granted thereunder, subject to accelerated vesting if certain performance goals are achieved. In addition, on March 11, 2005, Mr. Pykett was granted an option to purchase 100,000 shares of the Company's common stock at an exercise price of $2.31 per share, of which 33% immediately vested and the remaining 67% will vest in equal monthly installments over three years. In addition, on February 4, 2005, Mr. Pykett was granted an option to purchase 100,000 shares of the Company's common stock at an exercise price of $3.75 per share, of which 25% immediately vested and the remaining 75% will vest in equal monthly installments over four years.

      Mr. Rice. On July 8, 2005, Mr. Rice joined the Company as Executive Vice President, Finance and Administration and Chief Financial Officer. Mr. Rice's employment agreement is effective for a term of one year, provides for a base salary of $300,000 per year plus other benefits and includes confidentiality and non-competition provisions. The Committee approved a bonus of $34,375 for 2005. Subject to certain contingencies, Mr. Rice will be entitled to a nine-month severance allowance in the event that he is terminated in certain circumstances. The Agreement automatically renews for an additional 12 month period, unless either party notifies the other party in writing not less than 90 days prior to expiration. In addition, on January 10, 2006, Mr. Rice was granted an option to purchase 225,000 shares of the Company's common stock at an exercise price of $2.50 per share, vesting monthly as to 1/96th of the shares granted thereunder, subject to accelerated vesting if certain performance goals are achieved. In addition, on July 18, 2005, Mr. Rice was granted an option to purchase 300,000 shares of the Company's common stock at an exercise price of $3.25 per share, of which 33% immediately vested and the remaining 67% will vest in equal monthly installments over three years.